Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 27, 2015, with respect to the combined financial statements and schedule of the Communications Business of Danaher Corporation included in Amendment No. 4 to the Registration Statement (Form S-4 No. 333-200704) and related Prospectus of NetScout Systems, Inc.

/s/ Ernst & Young LLP

McLean, Virginia

May 13, 2015